Exhibit 99.1
July 16, 2010
CONSENT OF BARCLAYS CAPITAL INC.
We hereby consent to (i) the inclusion of our opinion letter, dated April 21, 2010, to the Board of Directors of CenturyTel, Inc. (the “Company”), as an Annex to the joint proxy statement-prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on July 15, 2010 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Qwest Communications International Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the heading “Opinions of CenturyLink’s Financial Advisors”.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Additionally, such consent is not intended to broaden the group of recipients to which the opinion is addressed or to broaden the scope of the opinion provided.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Barry Boniface

Name:	Barry Boniface
Title:	Managing Director